Exhibit 99.1

Accelerize New Media, Inc. (OTC-BB: ACLZ) Appoints Jeff McCollum as Chief Revenue Officer and President of Cake Marketing Software Division

The Company will Focus on Building Its Software Sales Team to Drive Revenue Growth and Enhance Market Share within the $1.9 Billion Affiliate Marketing Industry (Forrester Research)

LOS ANGELES, CA – February 28, 2011 – Accelerize New Media, Inc. (OTC.BB: ACLZ), a multifaceted online marketing services company focused on the development of performance-based marketing programs and related software solutions, today announced the appointment of Jeff McCollum, its former Head of Lead Generation, as Chief Revenue Officer and President of its Cake Marketing Software Division. Mr. McCollum will be responsible for growing the company’s sales team and expanding its client base.

“The online advertising industry is experiencing a fundamental shift to performance-based solutions as advertisers demand measurable returns on investment for their campaigns,” said Jeff McCollum. “Our software is uniquely positioned to benefit from this trend, as we build our sales team to drive significant revenue growth and enhance our market share.”

About Cake Marketing Software:

· Cake Marketing is a highly scalable SaaS (Software-as-a-Service) platform that provides a comprehensive and complete online marketing solution for businesses - from acquisition through conversion. Easy-to-use wizards guide users through every step of managing campaigns and a highly-developed API interfaces seamlessly with other services, while eliminating bottlenecks and increasing ROI for advertisers.

· Cake Marketing is designed for lead generation firms, affiliate marketers and other advertising agencies who want to dramatically simplify their business processes and measurably improve return on investment. The software is available for a monthly fee as well as per-transaction fees, allowing clients to enjoy predictable, recurring revenues as they grow their businesses.

· Cake Marketing was internally designed and developed by an innovative team of online advertising industry veterans and top-tier software engineers, all with extensive experience in affiliate marketing and lead generation. The result is a platform with ground-breaking features that offers any online marketing professional the upper hand.

“Our company is well-prepared to expand our sales efforts and bring our software-as-a-service business to the next level with a strong management team in place,” said Brian Ross, Chief Executive Officer of Accelerize New Media, Inc. “The response in the marketplace thus far has been overwhelming, and we look forward to further increasing our market share in 2011.”

Jeff McCollum, a founder of the Cake Marketing Software Division, brings over a decade of Internet sales and marketing experience. At Netscape Communications he sold enterprise software to Fortune 500 companies and as Director of Business Development at NBCI he identified, negotiated and closed numerous deals and managed relationships with NBC broadcasting and studio operations. For ICM/Breakpoint, a transactional business development company with access to media, information, entertainment and technology-related entities, he closed strategic deals on behalf of clients. Mr. McCollum also co-founded Ecological Technologies, where he served as Vice President of Business Development and Sales. Before joining Accelerize New Media, Inc., he was Vice President of Sales for eForce Media, where he was responsible for creating a market for and generating demand for sales leads within several industries. It was at eForce that Mr. McCollum developed a finite understanding of business rules for multiple verticals like Education, Insurance, Auto Purchase/Finance and Debt Settlement, among others; this knowledge and how to leverage technology to streamline these business processes are the foundations of Cake Marketing. Mr. McCollum has also developed business rules and practices that have become standards within the Lead Generation industry and has served as Head of Lead Generation at Accelerize since March 2007. Mr. McCollum attended University of Southern California.

For more information about Accelerize New Media, Inc., please visit our corporate website: http://www.accelerizenewmedia.com.

For more information about Cake Marketing, please visit: http://www.cakemarketing.com.

About Accelerize New Media, Inc.
Accelerize New Media, Inc. (OTC.BB:ACLZ) is a multifaceted online marketing services company specializing in the development of performance-based marketing programs and related software solutions for businesses interested in expanding their online advertising presence. The company owns and operates Cake Marketing, an internally-developed SaaS (Software-as-a-Service) platform that offers a comprehensive and complete marketing solution for advertisers. Accelerize New Media, Inc. also operates SECFilings.com and has an extensive portfolio of approximately 6,000 web domains. For more information please visit www.accelerizenewmedia.com.

Use of Forward-looking Statements
This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. For example, when we say, that we plan to focus on building our software sales team to drive revenue growth and enhance market share, or that our software eliminates bottlenecks and increase ROI for advertisers, we are using forward-looking statements. These forward-looking statements are based on the current expectations of the management of Accelerize New Media only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in technology and market requirements; our technology may not be validated as we progress further; we may be unable to retain or attract key employees whose knowledge is essential to the development of our products and services; unforeseen market and technological difficulties may develop with our products and services; inability to timely develop and introduce new technologies, products and applications; loss of market share and pressure on pricing resulting from competition, which could cause the actual results or performance of Accelerize New Media to differ materially from those contemplated in such forward-looking statements. Except as otherwise required by law, Accelerize New Media undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risk and uncertainties affecting Accelerize New Media, reference is made to Accelerize New Media's reports filed from time to time with the Securities and Exchange Commission.

Contact Information
Company and Investor Contact:
Brian Ross
Chief Executive Officer
949-515-2141
brian@accelerize.com

Cake Marketing Contact:
Jeff McCollum
President of Cake Marketing
866-378-5102
jeff@cakemarketing.com